Exhibit 5.1

March 4, 2025

Shuttle Pharmaceuticals Holdings, Inc.

401 Professional Drive, Suite 260

Gaithersburg, MD 20879

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Shuttle Pharmaceuticals Holdings, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (Registration No. 333-284889, as amended or supplemented from time to time, the “Registration Statement”), relating to the public underwritten offering by the Company of (i) up to 10,000,000 shares (the “Shares”) of common stock, par value $0.00001 per share (the “Common Stock”), (ii) up to 10,000,000 pre-funded warrants to purchase up to 10,000,000 shares of Common Stock, exercisable for $0.001 per share (the “Pre-Funded Warrants”), and (iii) up to 10,000,000 shares of Common Stock underlying the Pre-Funded Warrants (the “Pre-Funded Warrant Shares,” collectively with the Shares and the Pre-Funded Warrants, referred to as the “Securities”). The Securities are to be sold by the Company pursuant to that certain underwriting agreement (the “Underwriting Agreement”) to be entered into by and between the Company and the underwriter named therein. As noted in the Registration Statement, for each Pre-Funded Warrant sold, the number of Shares sold will be decreased on a one-for-one basis.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements, in connection with the Registration Statement, of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

We have examined such documents and have reviewed such questions of law as we consider necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

1.	The Shares will be validly issued, fully paid and non-assessable.

2.	The Pre-Funded Warrants have been duly authorized by all necessary corporate action on the part of the Company.

3.	Provided that the Pre-Funded Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment of the consideration therefor, the Pre-Funded Warrants, when issued and sold pursuant to the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

4.	The Pre-Funded Warrant Shares initially issuable upon exercise of the Pre-Funded Warrants have been duly authorized by all necessary corporate action on the part of the Company and when issued by the Company against payment therefor in accordance with their terms, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are subject to the following exceptions, limitations and qualifications:

(a) Our opinions set forth in paragraph 3 above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws).

(b) Our opinions set forth in paragraph 3 above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(c) Our opinions set forth in paragraph 3 above are subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

(d) We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

(e) We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Dorsey & Whitney LLP

Dorsey & Whitney LLP

MJP/AWE